SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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XEROX CORPORATION

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Xerox Corporation

800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut 06904

April 18, 2003

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Xerox Corporation to be held Thursday, May 15, 2003 at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, Massachusetts. Your Board of Directors and Management look forward to greeting in person those shareholders able to attend.

At the Annual Meeting you will be asked to vote upon the election of nine Directors and to ratify the selection of PricewaterhouseCoopers LLP as auditors for 2003. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

One shareholder proposal will be acted upon that your Board believes is not in the best interest of the Company and its shareholders, and unanimously recommends a vote against this proposal.

You will note an addition to the slate of directors proposed for election at this Annual Meeting, Ann N. Reese, Executive Director, Center for Adoption Policy Studies and former Chief Financial Officer of ITT Corporation. She will bring the benefit of a strong financial background and over 25 years of business experience to our board.

It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to vote your shares using one of the methods described in the following pages. Voting instructions are set forth in the accompanying voting instruction and proxy card.

For the Board of Directors,

Anne M. Mulcahy

Chairman and Chief Executive Officer

Notice of Annual Shareholders’ Meeting

Date and Time:	Thursday, May 15, 2003 at 10:00 a.m.

Location:	Boston Marriott Copley Place 110 Huntington Avenue Boston, Massachusetts

Purpose:	Election of 9 Directors Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year 2003

Vote on shareholder proposal to amend the By-Laws to allow shareholders to call special meetings for any purpose.

Record Date:	March 21, 2003—You are eligible to vote if you were a shareholder of record on this date.

Proxy Voting:	(1) Telephone (2) Internet (3) Proxy Please review the accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit a proxy as soon as possible to insure that your shares are represented.

By order of the Board of Directors,

Leslie F. Varon

Secretary

April 18, 2003

TABLE OF CONTENTS

GENERAL	4

The Meeting	4

Shares Entitled to Vote	4

Proxy Voting and Quorum	4

Choices in Voting	4

ESOP Voting Instruction	4

Required Vote	4

PROPOSAL 1—ELECTION OF DIRECTORS	4

Corporate Governance	5

Committee Functions, Membership and Meetings	5

Audit Committee	5

Governance Committee	5

Compensation Committee	6

Finance Committee	6

Executive Committee	6

Attendance and Compensation of Directors	6

Attendance	6

Summary of Director Annual Compensation	7

Terms Used in Biographies	7

Biographies	8

Ownership of Company Securities	11

Executive Compensation	12

Report of the Executive Compensation and Benefits Committee of the Board	12

Summary Compensation Table	15

Option Grants	16

Option Exercises/ Year-End Values	17

Retirement Plans	17

Certain Transactions	18

Equity Compensation Plan Information	19

Litigation	20

Indemnification Actions	21

Five-Year Performance Comparison	22

Directors and Officers Liability Insurance and Indemnity	22

Section 16(a) Beneficial Ownership Reporting Compliance	22

PROPOSAL 2—ELECTION OF INDEPENDENT AUDITORS	23

Principal Accountant Fees and Services	23

Audit Committee Pre-Approval Policies and Procedures	23

Audit Committee Report	23

PROPOSAL 3—SHAREHOLDER PROPOSAL TO AMEND THE BY-LAWS TO ALLOW SHAREHOLDERS TO CALL SPECIAL MEETINGS FOR ANY PURPOSE	24

Board of Directors Recommendation	24

OTHER MATTERS	25

Other Actions at Meeting	25

Information about this Solicitation of Proxies	25

Confidential Voting	25

Multiple Shareholders Having the Same Address	25

Availability of Additional Information	25

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS	25

Shareholder Proposals for 2004 Meeting	25

Recommendations to Governance Committee of Director Candidates	26

EXHIBITS	27

Exhibit I — Corporate Governance Guidelines	27

Exhibit II — Audit Committee Charter	32

Exhibit III — Compensation Committee Charter	36

Exhibit IV — Governance Committee Charter	38

PROXY STATEMENT

GENERAL

The Meeting

The Board of Directors of Xerox Corporation (Xerox, the Company, we or us) is requesting your proxy for the Annual Meeting of Shareholders on May 15, 2003 beginning at 10:00 a.m., and any adjournments thereof. The meeting will be held at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, Massachusetts.

Shares Entitled to Vote

Holders of record of the Company’s Common Stock, par value $1 per share (Common Stock) and Series B Convertible Preferred Stock (Preferred Stock) as of the close of business on March 21, 2003 are entitled to vote. On that date there were 741,285,974 shares of Common Stock and 6,854,191 shares of Preferred Stock outstanding. At the meeting each share of Common Stock is entitled to one vote on each proposal and each share of Preferred Stock is entitled to six votes on each proposal.

Proxy Voting and Quorum

Shareholders of record may vote their proxies by telephone, Internet or mail. By using your proxy to vote in one of these ways, you authorize the three directors whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

If you attend the meeting, you may of course vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy.

You may revoke or change your proxy at any time before it is exercised, either in writing to the Secretary of the Company, or through the Internet or by telephone voting.

Choices in Voting

You have several choices in completing your voting.

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote FOR all the directors or withhold your vote on all or certain of the directors.

•	You may indicate a preference to abstain on any other proposal, in which case no vote will be recorded.

•	You may submit a proxy without indicating your voting preferences, in which case the proxies will vote your shares:

—	for election of the directors nominated by the Board of Directors,

—	for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year 2003, and

—	against the shareholder proposal to amend the By-Laws to allow shareholders to call special meetings for any purpose.

ESOP Voting Instruction

Participants in the Company’s Employee Stock Ownership Plan can instruct State Street Bank and Trust Company as Trustee of the Plan by telephone, Internet or mail how to vote. No matter which method is used, the instructions are confidential and will not be disclosed to the Company. By using the voting instruction in one of these ways, you instruct the Trustee to vote the shares allocated to your Stock Account. You also authorize the Trustee to vote a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received.

Required Vote

A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (PwC) as independent auditors for the year 2003 and approve the shareholder proposal. Under the law of New York, the Company’s state of incorporation, only votes cast “for” the election of directors or those cast “for” or “against” any other proposal will be counted in determining whether a nominee for director has been elected, the selection of PwC has been ratified or the shareholder proposal has been approved. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting for such purpose.

Proposal 1—Election of Directors

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The nine persons whose biographies appear on pages 8 through 10 have been proposed by the Board of Directors based on a recommendation by the Governance Committee of the Board of Directors, none of whose members is an officer of the Company.

Seven of the nine nominees are neither employees nor former employees of Xerox, its subsidiaries or associated companies. These Board members bring to us valuable experience from a variety of fields.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

Corporate Governance

We have updated and enhanced our corporate governance policies and procedures. In this connection our Board of Directors has adopted new charters for the Board’s Audit, Compensation (formerly Executive Compensation and Benefits Committee) and Finance Committees and has created a Corporate Governance Committee (in place of the former Nominating Committee) with greatly expanded responsibilities. Our Board also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics For Members of the Board of Directors and a numerical standard for determining independence of our directors with outside business and charitable relationships. The Corporate Governance Guidelines and the charters of the Audit, Compensation and Corporate Governance Committees are attached to this proxy statement as Exhibits I, II, III and IV. The Finance Committee Charter and Code of Business Conduct and Ethics For Members of the Board of Directors can be found on our website at http://www.xerox.com and then clicking on Investor Relations. We believe that as a result of these actions we are in substantial compliance with the relevant provisions of the Sarbanes-Oxley Act of 2002 and proposed new corporate governance listing standards of the New York Stock Exchange (“NYSE”).

The NYSE proposed listing standards permit a listed company to adopt a percentage test for determining that a director’s relationship is immaterial for determining independence. The test adopted by our Board provides, in effect, that a business relationship is immaterial if the amount involved is less than one percent of our revenue or that of the other entity. If we borrow from the other entity the amount must represent less than one percent of our consolidated assets or those of the other entity to satisfy the test. Charitable donations to an entity with which a director is connected would be considered immaterial if the amount represents less than five percent of the annual donations to the entity. The full text of the standard adopted by our Board may be found at http://www.xerox.com and then clicking on Investor Relations.

Our Board has determined that based upon this standard all of our directors are independent, with the exception of Anne M. Mulcahy, our Chairman and Chief Executive Officer, and Yotaro Kobayashi, Chairman of the Board of our affiliate, Fuji Xerox Co., Ltd. As a result, 78% of the proposed members of our Board are independent.

Set forth below is a list of the Committees of our Board, the number of meetings held and a summary of the responsibilities of each Committee and its membership.

Committee Functions, Membership and Meetings

Our Board of Directors has several standing committees: the Audit, Governance, Compensation, Finance and Executive Committees. Here is a description of each Committee, the number of meetings held during 2002 and its membership during 2002:

Audit Committee (12 meetings)

Reference is made to a complete copy of the charter of the Audit Committee which is attached to this Proxy Statement as Exhibit II. Responsibility:

•	oversight of the integrity of the Company’s financial statements,

•	Company’s compliance with legal and regulatory requirements,

•	independent auditors’ qualifications and independence,

•	performance of the Company’s independent auditors and the internal audit function and

•	Company’s code of business conduct and ethics.

The Committee is also responsible for the preparation of the audit committee report required by the Rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Consistent with the foregoing, a Report of the Audit Committee appears on pages 23-24 under “Audit Committee Report.”

Members: Antonia Ax:son Johnson, Hilmar Kopper, N. J. Nicholas, Jr., and John E. Pepper, all non-employee directors.

Chairman: Mr. Pepper

All of the members of the Audit Committee are independent as defined in the listing standards of the NYSE.

Governance Committee (three meetings)

Reference is made to a complete copy of the charter of the Governance Committee which is attached to this Proxy Statement as Exhibit IV. Responsibility:

•	identify and recommend to the Board individuals to serve as directors of the Company and on committees of the Board,

•	advise the Board regarding composition, procedures and committees,

•	develop and recommend to the Board and annually review a set of corporate governance principles applicable to the Company,

•	evaluate and recommend director compensation to the Board, and

•	oversee the annual Board and Committee evaluation processes.

The Committee recommends to the Board of Directors nominees for election as directors of the Company. The Committee considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Vernon E. Jordan, Jr., Ralph S. Larsen and N. J. Nicholas, Jr., all non-employee directors.

Chairman: Mr. Jordan

All of the members of the Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

Compensation Committee (eight meetings)

Reference is made to a complete copy of the charter of the Compensation Committee which is attached to this Proxy Statement as Exhibit III. Responsibility:

•	recommends to the Board of Directors the remuneration arrangements for senior management of the Company including the adoption of compensation plans in which senior management is eligible to participate and the granting of benefits under any such plans;

•	consults with the Chief Executive Officer and advises the Board with respect to senior management succession planning;

•	review and approve performance goals and objectives with respect to the compensation of the Chief Executive Officer and all other officers consistent with approved compensation plans; and

•	oversee the performance evaluation of the Chief Executive Officer and all other officers against approved goals and objectives.

Members: Antonia Ax:son Johnson, Ralph S. Larsen and John E. Pepper, all non-employee directors.

Chairman: Mr. Larsen

All of the members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

Finance Committee (four meetings)

Responsibility:

•	oversees the investment management of the Company’s employee savings and retirement plans; and

•	reviews the Company’s asset mix, capital structure and strategies, financing strategies, insurance coverage and dividend policy.

Members: Vernon E. Jordan, Jr., Hilmar Kopper and N. J. Nicholas, Jr., all non-employee directors.

Chairman: Mr. Nicholas

All of the members of the Finance Committee are independent as defined in the listing standards of the NYSE.

Executive Committee (no meetings)

The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting or where the agenda is the technical completion of undertakings already approved in principle by the full Board.

Members: Vernon E. Jordan, Jr., Ralph S. Larsen and Anne M. Mulcahy.

Chairman: Mrs. Mulcahy

Attendance and Compensation of Directors

Attendance: 10 meetings of the Board of Directors and 27 meetings of the Board committees were held in 2002. All incumbent directors attended at least 75 percent of the total number of meetings of the Board of Directors and Board committees on which they served.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Annual Compensation

The compensation of directors during 2002 was as follows:

Cash	$40,000

Committee Meetings	$1,500 (for each meeting attended which is not held in connection with a regular Board meeting)
Commitment of Time

Outside Meetings	$1,500 per activity*

Committee Chairmen	$10,000 (per year for non-employee Chairmen of Board Committees)

Restricted Stock	$25,000 (number of shares based upon market value at time fee is payable-quarterly)

Options	5,000 options

Expenses	Out-of-pocket expenses in connection with service

*	Applies only to commitment of a significant amount of time on substantive matters including informal meetings of the Board or a Committee on days when there is no formal meeting of the Board or such Committee. Payment of such fees are subject to prior approval by the Chairman of the Compensation Committee except in the case of the Chairman of such Committee which must be approved by a majority of the members of the Compensation Committee.

Eligibility: Directors who are our employees receive no compensation for service as a director. Directors who are employees of subsidiary companies are not eligible to receive stock option awards.

Options: Issued at the fair market value on date of grant (generally on the date of the annual meeting of shareholders). The options vest over a three year period. Upon the occurrence of a change in control, as defined, all outstanding options become exercisable.

Restricted Stock: The number of shares issued is based on the market value at the time the fee is payable, which is in quarterly installments. The shares held by directors under this Plan are included in the Xerox securities owned shown in the biographies of the directors beginning on page 8. The shares may not be sold or transferred except upon death, retirement, disability, change in control or termination as a director with the consent of the majority of the Board.

Terms Used in Biographies

To help you consider the nominees, we provide summary biographical information. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s Common Stock, including restricted shares of Common Stock issued under the Restricted Stock Plan For Directors and Series B Convertible Preferred Stock. Series B shares are owned through the individual’s account in the Xerox Employee Stock Ownership Plan. None of the nominees owns any of the Company’s other securities.

Options/ Rights is the number of the Company’s shares of Common Stock subject to stock options and incentive stock rights held by a nominee.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name—that of a broker, for example—appears in the Company’s records. All ownership figures are as of March 14, 2003.

For information on compensation for officers, see the compensation section starting on page 12.

Antonia Ax:son Johnson

Age: 59            Director since: 1996

Xerox securities owned: 11,331 common shares and an indirect interest in approximately 20,952 common shares through the Deferred Compensation Plan

Options/Rights: 35,000 common shares

Occupation: Chairman, Axel Johnson Group

Education: BA, MA, University of Stockholm, Sweden

Other Directorships: Axfood AB; NCC AB
Other Background: In 1971 joined the Axel Johnson Group; became primary stockholder in 1975 and Owner and Chairman in 1982. Chairman of the City Mission of Stockholm. Board Member, Royal Swedish Academy of Engineering Sciences and The World Childhood Foundation. Member of the Audit and Compensation Committees of Xerox.
Vernon E. Jordan, Jr.

Age: 67            Director since: 1974

Xerox securities owned: 34,304 common shares and an indirect interest in approximately 4,911 common shares through the Deferred Compensation Plan

Options/Rights: 35,000 common shares

Occupation: Senior Managing Director, Lazard Freres & Co. LLC; Of Counsel, Akin, Gump, Strauss, Hauer & Feld, LLP

Education: BA, DePauw University; JD, Howard University Law School

Other Directorships: America Online Latin America, Inc.; American Express Company; Asbury Automotive Group, Callaway Golf Company; Clear Channel Communications, Inc.; Dow Jones & Co., Inc.; J.C. Penney Company, Inc.; Revlon Group and Sara Lee Corporation
Other Background: Joined Lazard Freres & Co. LLC in January 2000. Became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld in 1982, following ten years as President of the National Urban League, Inc. Member of the Bar of Arkansas, Georgia and the District of Columbia as well as the U.S. Supreme Court Bar. Co-Chair of the Ad Council’s Advisory Committee on Public Issues. Member of the Council on Foreign Relations, The American Law Institute, the American Bar Association, the National Bar Association and the Bilderberg Meetings. Chairman of the Governance Committee and member of the Executive and Finance Committees of Xerox.
Yotaro Kobayashi

Age: 70            Director since: 1987

Xerox securities owned: 46,595 common shares

Options/ Rights: 26,700 common shares

Occupation: Chairman of the Board, Fuji Xerox Co., Ltd.

Education: BA, Keio University; MBA, Wharton Graduate School, University of Pennsylvania

Other Directorships: Callaway Golf Company; Nippon Telegraph and Telephone Corporation.
Other Background: Joined Fuji Photo Film Co., Ltd. in 1958 and was assigned to Fuji Xerox Co., Ltd. in 1963. Named President and Chief Executive Officer in 1978, Chairman and Chief Executive Officer in 1992 and Chairman of the Board in 1999. Pacific Asia Chairman of the Trilateral Commission and Chairman of the Aspen Institute Japan. Member of the Board of the American Productivity & Quality Center.

Hilmar Kopper

Age: 68            Director since: 1991

Xerox securities owned: 33,132 common shares

Options/ Rights: 30,050 common shares

Occupation: Former Chairman of the Supervisory Board, Deutsche BankAG

Education: High school diploma

Other Directorships: DaimlerChrysler AG; Solvay SA; Unilever NV
Other Background: Apprenticeship with Rheinisch-Westfalischen Bank AG in Cologne, 1954. Management trainee at J. Henry Schroder Banking Corporation, New York. Foreign Department, Deutsche Bank’s Central Office in Dusseldorf and Manager, Leverkusen branch, 1969. Appointed to the Board of Managing Directors of Deutsche Bank subsidiary European Asian Bank AG in Hamburg, 1972. Executive Vice President, Deutsche Bank AG, 1975; and Member of the Board of Managing Directors, Deutsche Bank AG, 1977. Spokesman of the Board of Managing Directors, December 1989 to May 1997. Member of the Audit and Finance Committees of Xerox.
Ralph S. Larsen

Age: 64            Director since: 1990

Xerox securities owned: 31,316 common shares and an indirect interest in approximately 41,365 common shares through the Deferred Compensation Plan

Options/Rights: 35,000 common shares

Occupation: Former Chairman and Chief Executive Officer, Johnson & Johnson

Education: BBA, Hofstra University

Other Directorships: AT&T Wireless; General Electric
Other Background: Joined Johnson & Johnson in 1962, was named Vice President of Marketing, McNeil Consumer Products Company in 1980. President of Becton Dickinson’s Consumer Products Division, 1981 to 1983. Returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Named a company Group Chairman in 1986, and Chairman of the Board and Chief Executive Officer in 1989. Retired in 2002. Served two years in the U.S. Navy. Chairman of the Compensation Committee of ATT Wireless; Member of the Nominating and Corporate Governance Committee of General Electric. Chairman of the Compensation Committee and member of the Executive and Governance Committees of Xerox.

Anne M. Mulcahy

Age: 50            Director since: 2000

Xerox securities owned: 497,470 common shares; 714 Series B Convertible Preferred shares and an indirect interest in approximately 36,197 shares through the Deferred Compensation Plan; immediate family owns 45 Series B Preferred Shares

Options/Rights: 4,552,048 common shares

Occupation: Chairman and Chief Executive Officer, Xerox Corporation

Education: BA, Marymount College

Other Directorships: Target Corporation; Fannie Mae
Other Background: Joined Xerox in 1976 as a sales representative and held various sales and senior management positions. Named Vice President for Human Resources in 1992; Senior Vice President in 1998; and Executive Vice President in 1999. Elected President and Chief Operating Officer in May 2000, Chief Executive Officer in August 2001 and assumed the additional role of Chairman on January 1, 2002. Chairman of the Executive Committee of Xerox.

N. J. Nicholas, Jr.

Age: 63            Director since: 1987

Xerox securities owned: 104,327 common shares and an indirect interest in approximately 43,557 common shares through the Deferred Compensation Plan; immediate family owns 1,400 shares

Options/Rights: 35,000 common shares

Occupation: Investor

Education: BA, Princeton University; MBA, Harvard University Graduate School of Business Administration

Other Directorships: Boston Scientific Corporation; priceline.com, Incorporated
Other Background: President of Time, Inc. from 1986 to 1990 and President and Co-Chief Executive Officer, Time-Warner Inc. from 1990 to 1992. Former member of the President’s Advisory Committee on Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Chairman of the Finance Committee and member of the Audit and Governance Committees of Xerox.
John E. Pepper

Age: 64            Director since: 1990

Xerox securities owned: 74,563 common shares and an indirect interest in approximately 5,899 common shares through the Deferred Compensation Plan; immediate family owns 31,000 shares

Options/Rights: 35,000 common shares

Occupation: Chairman of the Executive Committee, The Procter & Gamble Company

Education: BA, Yale University

Other Directorships: Motorola, Inc.; The Procter & Gamble Company
Other Background: Joined Procter & Gamble in 1963. Named Executive Vice President and elected to the Board of Directors in 1984, named President in 1986, Chairman and Chief Executive in 1995, Chairman in 1999, retired as an active employee in September 1999, and re-elected Chairman of the Board in June 2000. Served three years in the U.S. Navy. Chairman of the Audit Committee and member of the Compensation Committee of Xerox.
Ann N. Reese

Age: 50

Xerox securities owned: None

Options/Rights: None

Occupation: Executive Director, Center for Adoption Policy Studies

Education: BA, University of Pennsylvania; MBA, New York University Graduate School of Business

Other Directorships: None
Other Background: Co-founded the Center for Adoption Policy Studies in 2001. Principal, Clayton, Dubilier & Rice, 1999-2000. Executive Vice President and Chief Financial Officer, ITT Corporation, 1995-1998; Treasurer, ITT Corporation, 1992-1995; Assistant Treasurer, ITT Corporation, 1987-1992.

Ownership of Company Securities

We do not know of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2002, except as set forth below(1).

		Amount
		Beneficially		Percent
Title of Class	Name and Address of Beneficial Owner	Owned of Class		of Class

Series B Convertible Preferred Stock(2)	State Street Bank and Trust Company, as Trustee 225 Franklin Street Boston, MA 02110(3)	7,023,439		100%
Common Stock	Dodge & Cox One Sansome Street, 35th Floor San Francisco, CA 94104	97,165,757	(4)	13.2%
Common Stock	State Street Bank and Trust Company, as Trustee under other plans and accounts 225 Franklin Street Boston, MA 02110	90,455,894	(5)	11.6% (6)
Common Stock	Brandes Investment Partners, LLC 11988 El Camino Real, Suite 500 San Diego, CA 92130	70,751,807	(7)	9.6%
Common Stock	FMR Corp. 82 Devonshire Street Boston, MA 02109	54,521,149	(8)	7.4%
Common Stock	Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	51,977,552	(9)	7.1%
Common Stock	Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	51,038,642	(10)	6.9%

(1)	The words “group” and “beneficial” are as defined in regulations issued by the Securities and Exchange Commission (SEC). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Form 13G filed by the named entity with the SEC. All of the firms named in the table, other than State Street Bank and Trust Company, are registered investment advisers under the Investment Advisers Act of 1940, as amended.

(2)	These shares have equal voting rights with the Common Stock except that each share of Preferred Stock has six votes per share.

(3)	Held as Trustee under the Xerox Employee Stock Ownership Plan. Each participant may direct the Trustee as to the manner in which shares allocated to his or her account shall be voted. The Trust Agreement provides that the Trustee shall vote any shares allocated to participants’ accounts as to which it has not received voting instructions in the same proportions as shares in participants’ accounts as to which voting instructions are received. Shares which have not been allocated are voted in the same proportion. The power to dispose of shares is governed by the terms of the Plan and elections made by participants.

(4)	Within the total reported, as to certain of the shares, Dodge & Cox has sole voting power for 89,508,057 shares, shared voting power for 1,962,900 shares, sole dispositive power for 97,165,757 shares and no shared dispositive power for any of the shares.

(5)	Within this total as to certain of the shares, State Street Bank and Trust Company has sole voting power for 16,790,894 shares, shared voting power for 71,638,281 shares, sole dispositive power for 18,881,577 shares and shared dispositive power for 71,574,317 shares.

(6)	Percentage based upon assumption that all Series B Convertible Preferred Stock were converted into 42,140,634 shares of Common Stock.

(7)	Brandes Investment Partners, LLC and its affiliate companies and partners own these shares in aggregate and have shared voting power for 55,646,618 and shared dispositive power for 70,751,807.

(8)	Within the total reported, as to certain of the shares, FMR Corp. has sole voting power for 14,466,436 shares and sole dispositive power for 54,521,149 shares

(9)	Lord, Abbett & Co. has sole voting and sole dispositive power over all of the shares reported.

(10)	Within the total reported, as to certain of the shares, Harris Associates L.P. has shared voting power for 51,038,642, sole dispositive power for 22,913,542 shares and shared dispositive power for 28,125,100 shares

Shares of Common Stock and Series B Convertible Preferred Stock (converted to Common Stock at a ratio of six to one) of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table below and directors and all current officers as a group, as of March 14, 2003, were as follows:

	Amount	Total
Name of	Beneficially	Stock
Beneficial Owner	Owned	Interest

Ursula M. Burns	338,471	1,019,886
James A. Firestone	591,899	1,049,646
Antonia Ax:son Johnson	41,330	67,283
Vernon E. Jordan, Jr.	64,304	74,216
Yotaro Kobayashi	68,294	73,295
Hilmar Kopper	58,181	63,182
Ralph S. Larsen	61,315	107,681
Michael C. Mac Donald	220,772	588,902
Anne M. Mulcahy	1,865,159	5,089,996
N. J. Nicholas, Jr.	134,326	182,884
John E. Pepper	104,562	115,462
Lawrence A. Zimmerman	111,581	579,581
Directors and All Officers as a group	8,050,405	19,093,467

Percent Owned by Directors and Officers: Less than 1% of the aggregate number of shares of Common Stock and Series B Stock outstanding at March 14, 2003 is owned by each director and officer. The amount beneficially owned by all directors and officers as a group amounted to approximately 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered owned by the directors and officers in accordance with SEC rules. Shares of Common Stock which officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. All these are counted as outstanding for purposes of computing the percentage of Common Stock and Series B Stock outstanding and beneficially owned.

Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by officers not exercisable within 60 days, incentive stock units and restricted shares. The numbers also include the interests of officers and directors in the Xerox Stock Fund under the Profit Sharing and Savings Plan and the Deferred Compensation Plans.

Executive Compensation

Report of the Compensation Committee of the Board of Directors

Our report covers the following topics:

•	Purpose of the Compensation Committee

•	Actions Taken by the Committee in 2002

•	Policy Regarding Tax Deductibility of Executive Compensation

•	Chief Executive Officer Compensation

Purpose of the Compensation Committee

Following a comprehensive review of the Company’s governance, the Board of Directors (the “Board”) amended the charter of the Executive Compensation and Benefits Committee, creating the Compensation Committee (the “Committee”) in order to discharge the responsibilities of the Board relating to compensation of the Company’s officers. Specific responsibilities of the Committee include reviewing and approving performance goals of the Chief Executive Officer and all other officers, overseeing the performance evaluation of all officers, reviewing and approving executive compensation plans, setting the compensation for the Chief Executive Officer and all other officers, and consulting with the Chief Executive Officer and the Board on management succession. The Committee’s full Charter is attached to this Proxy Statement as Exhibit III.

The Committee is comprised of three independent non-employee directors.

Actions Taken by the Committee in 2002

In connection with their duties, the Committee met eight times during 2002.

Compensation provided executive officers is targeted at levels equal to or better than the compensation paid by a peer group of companies for equivalent skills and competencies for positions of similar responsibilities and desired levels of performance. The Company’s executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company’s annual and long-term performance objectives. They also recognize corporate and individual achievement while supporting the Company objectives of attracting, motivating and retaining high-performing executives.

In determining compensation levels to meet compensation policy objectives, the Committee reviewed and compared Xerox executive officer compensation to relevant external competitive compensation data. The Committee reviewed the reported compensation data of firms that were part of the Business Week Computers and Peripherals Industry Group (included in the data shown on the performance graph on page 22). The Committee also reviewed a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes global companies in technology, office equipment and other related industries.

During 2002, the total shareholder return for the majority of companies in the latter group was negative, as was the Company’s total 2002 shareholder return. On a relative basis, the Company ranked in the third quartile in total shareholder return in 2002 and in the third quartile in total shareholder return over the past three years.

The Committee set base salaries taking into account each executive’s performance and the competitive data referenced above. In addition, a substantial portion, generally two-thirds or more of targeted total compensation, of each executive officer’s total compensation is at risk and variable from year to year because it is linked to specific performance goals of the business.

Goals for the Company in 2002 included improving cash flow, improving profitability, generating revenue, restoring confidence in the financial stewardship of the Company, executing a turnaround in the Company’s Developing Markets Operations, launching new products and maintaining the commitment and high morale of the Company’s employees. Key to achievement of these goals was the retention of the senior management team. The principal pay programs used by the Committee in 2002 for officers are briefly described below:

2002 Retention Awards: The Committee approved cash retention awards totaling $800,000 to be payable to three corporate officers, including Michael C. Mac Donald (award totaling $300,000), subject to his remaining employed by the Company through the designated payment dates of June 2003 and December 2004.

The Committee also approved stock option retention awards to seven officers, including Ursula M. Burns (100,000 shares), James A. Firestone (50,000 shares) and Michael C. Mac Donald (50,000 shares). These stock option awards vest on October 14, 2007, five years from the date of the grant, assuming the executive remains employed by the Company.

Annual Performance Incentive Plan (APIP): Under APIP, executive officers of the Company are eligible to receive performance-related cash payments. Payments are, in general, only made if Committee-established annual performance objectives are met.

Early in 2002, the Committee approved an annual incentive target and maximum opportunity, expressed as a percentage of base salary, for each participating officer. In order to maintain competitive annual incentive target award opportunities, the Committee also increased the target annual award percentages for officers at the Senior Vice President and Vice President levels to 70% and 60% of annualized base salary respectively.

The Committee also established overall threshold, target and maximum measures of performance for the 2002 APIP. The performance measures and weightings for 2002 were cash management (40%), performance profit (40%), and revenue (20%). Additional goals were also established for each officer that included business-unit specific and/or individual performance goals and objectives, including new product launches and executing business turnarounds. The weightings associated with these business-unit specific or individual performance goals and objectives vary.

In June 2002, the Company restated and adjusted its 1997–2001 financial results. Following the restatement, the Committee approved mid-year payments of one-half the target amounts and approved revised performance goals for 2002 on a post-restatement basis. The mid-year payment was credited toward the full-year APIP.

For 2002, the performance against the post-restatement goals was as follows: cash management was below targeted levels, revenue generation was slightly below plan and performance profit was significantly better than plan. The Company successfully launched 17 new products and made significant progress toward improving its Developing Markets Operations. Accordingly, the Committee approved the balance of the APIP awards to participating officers which, when aggregated with the mid-year payment, ranged in total from 100% target levels to approximately 175% of target based on their individual and unit performance.

Base Salary Adjustments: Following a review of competitive information, the Committee approved base salary adjustments for select officers. Certain executive officers received an additional adjustment to their base salary level during 2002 as a result of new responsibilities and/or to address unique retention concerns. The approved adjustments averaged 4% on an annualized basis.

Leveraged Executive Equity Plan (LEEP): Under the terms of the Xerox Corporation 1991 Long-Term Incentive Plan, the Committee implemented a three-year plan beginning in 2001 for key management executives, including executive officers.

LEEP consists of three equal annual grants of stock options and restricted stock. Award levels are determined to provide competitive long-term incentive opportunities if shareholder value is increased. Stock options under LEEP vest fully after three years and remain exercisable for ten years following their date of grant. Restricted stock awarded under LEEP vests 100% after one year. All executive officers and select senior executives are eligible for LEEP. The first annual grant under LEEP was made effective on January 1, 2001. The second annual grant was made on January 1, 2002, and the final annual grant was made effective on January 1, 2003.

Policy Regarding Tax Deductibility of Executive Compensation

It is the Company’s goal to have most compensation paid to its top officers qualify as tax deductible for federal tax purposes under Section 162(m) of the Internal Revenue Code.

However, certain compensation paid to named officers in 2002 does not meet the requirements of Section 162(m), most notably APIP awards for 2002 and the value of restricted stock awards that vested in 2002, to the extent that compensation exceeds $1 million for a named officer.

We believe it is appropriate to provide competitive compensation opportunities even though they may not be fully tax-deductible in any given year.

Chief Executive Officer Compensation

During the year, the Committee took the following actions with respect to the compensation paid to Mrs. Mulcahy, Chairman and Chief Executive Officer of the Company.

Base Salary: Mrs. Mulcahy’s annualized base salary remained at $1,000,000.

2002 Bonus: Mrs. Mulcahy’s annual target bonus remained at 100% of base salary. As described above, Mrs. Mulcahy received a mid-year payment of one-half target amount.

Mrs. Mulcahy was awarded an annual bonus of $1,500,000, or 150% of target, including the mid-year payment mentioned above. The relationship of Mrs. Mulcahy’s annual bonus and Company performance is discussed above under APIP. By contrast, APIP awards for 2001 were for purposes of retention and not based upon Company performance.

Long-Term Incentive: Mrs. Mulcahy received an award under the LEEP program as described earlier. On January 1, 2002, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that vested on January 1, 2003.

Effective on January 1, 2003, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that will vest on January 1, 2004.

The Committee made these awards to provide the incentives necessary to retain Mrs. Mulcahy and to reward her for her contributions and leadership in significantly increasing the profitability of the Company, improving confidence regarding the financial stewardship of the Company, introducing successful new products, and creating and maintaining the high morale and commitment of the Company’s employees in an extremely challenging business environment.

Detailed information concerning Mrs. Mulcahy’s compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.

Ralph S. Larsen, Chairman
Antonia Ax:son Johnson
John E. Pepper

Summary Compensation Table

The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the four most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 2002, for services rendered in all capacities during the fiscal years ended December 31, 2002, 2001, and 2000. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards

				Other Annual	Restricted	Underlying	All Other
Name and			Cash Bonus	Compensation	Stock	Options/SARs	Compensation
Principal Position	Year	Salary ($)	($)(A)	($)(B)	($)(C)	(#)(D)	($)(E)

Anne M. Mulcahy	2002	1,000,000	1,500,000	35,817	2,605,000	934,600	30,862
Chief Executive Officer	2001	1,000,000	1,250,000	45,616	1,156,250	1,934,600	42,063
	2000	721,667	45,063	115,023	2,681,250	310,000	34,642

James A. Firestone	2002	430,000	452,000	19,000	338,650	171,500	14,225
Senior Vice President	2001	400,750	463,975	22,179	115,625	93,500	17,853
	2000	386,000	28,950	39,577	268,125	50,000	18,409

Ursula M. Burns	2002	425,000	448,000	20,421	833,600	249,600	14,215
Senior Vice President	2001	386,500	507,475	25,892	370,000	149,600	17,250
	2000	326,667	15,000	53,863	268,125	40,000	17,650

Michael C. Mac Donald	2002	396,750	480,000	19,344	260,500	143,500	14,217
Senior Vice President	2001	355,500	495,775	41,489	115,625	93,500	18,537
	2000	321,939	18,750	53,319	0	30,000	19,133

Lawrence A. Zimmerman	2002	262,500	525,000	112,497	291,525	271,500	0
Senior Vice President

(A)	For 2002, the amount indicates payment of the annual incentive awards to all Named Officers. Excluded from this amount is the retention award to Michael C. Mac Donald of $300,000 of which 50% is payable in June 2003, repayable in the event he voluntarily resigns prior to 12/31/2004 and 50% payable by 12/31/2004, provided he remains actively employed on the payment date. Cash bonuses paid for 2001 were for purposes of retention only and were not based on Company performance.

(B)	Other Annual Compensation includes executive expense allowance, dividend equivalents paid on outstanding incentive stock rights and restricted stock awards, perquisite compensation, tax-related reimbursements arising from relocation and/or international assignments and above-market interest. For Lawrence A. Zimmerman, this amount includes a lump sum payment by the Company of $90,000 in lieu of the repayment of certain relocation expenses.

(C)	As discussed in the report of the Compensation Committee, for 2002 this column reflects restricted stock awarded under LEEP. Restricted stock awarded vests one year from the date of the grant and provides the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company’s common stock. For the year 2000, this column also reflects incentive stock units awarded under the Xerox Corporation 1991 Long-Term Plan (the “1991 Plan”) where each unit represents one share of stock to be issued upon vesting at the attainment of a specific retention period. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company’s common stock. The number of restricted shares and units held by the Named Officers and their value as of December 31, 2002 (based upon the closing market price on that date of $8.05) was as follows: Anne M. Mulcahy — 259,440 ($2,088,492), James A. Firestone — 41,080 ($330,694), Ursula M. Burns — 108,800 ($875,840), Michael C. Mac Donald — 25,000 ($201,250) and Lawrence A. Zimmerman — 32,500 ($261,625). This excludes the final installment of grants of restricted stock made on January 1, 2003 under LEEP as follows: Anne M. Mulcahy — 250,000 ($1,971,250), James A. Firestone — 50,000 ($394,250), Ursula M. Burns — 80,000 ($630,800), Michael C. Mac Donald — 40,000 ($315,400) and Lawrence A. Zimmerman — 50,000 ($394,250).

(D)	This excludes the final installment of grants of stock options made effective on January 1, 2003 under LEEP as follows: Anne M. Mulcahy — 934,600, James A. Firestone — 187,000, Ursula M. Burns — 280,400, Michael C. Mac Donald — 149,600, and Lawrence A. Zimmerman — 187,000.

(E)	The amount shown in this column consists of the estimated dollar value of the benefit to the officer from the Company’s portion of insurance premium payments under the Company’s Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65.

Option Grants

The following table sets forth information concerning awards of stock options to the Named Officers under the Company’s 1991 Plan effective during the fiscal year ended December 31, 2002. The amounts shown for potential realizable values are based upon arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year term of the options, pursuant to SEC regulations. Based upon a ten-year option term, this would result in stock price increases of 63% and 159% respectively or $16.883 and $26.884 for the options with the $10.365 exercise price; $8.373 and $13.332 for the options with the $5.14 exercise price and $14.619 and $23.279 for the options with the $8.975 exercise price. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 738,272,670 shares outstanding held by all shareholders as of December 31, 2002. Any gains to the Named Officers and the shareholders will depend upon future performance of the Common Stock of the Company as well as overall market conditions.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at
						Assumed
						Annual Rates of Stock Price
	Individual Grants (1) (2)					Appreciation for Option Term

	Number of
	Securities		% of Total
	Underlying		Options Granted	Exercise or
	Options		to Employees in	Base Price	Expiration
Name	Granted (#)		Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Anne M. Mulcahy	934,600	(3)	6.55%	$10.365	12/31/11	$6,092,183	$15,438,789

James A. Firestone	121,500	(3)	1.20%	$10.365	12/31/11	$791,997	$2,007,076
	50,000	(4)		$5.14	12/31/11	$161,626	$409,592

Ursula M. Burns	149,600	(3)	1.75%	$10.365	12/31/11	$975,167	$2,471,263
	100,000	(4)		$5.14	12/31/11	$323,252	$819,184

Michael C. Mac Donald	93,500	(3)	1.01%	$10.365	12/31/11	$609,479	$1,544,540
	50,000	(4)		$5.14	12/31/11	$161,626	$409,592

Lawrence A. Zimmerman	121,500	(3)	1.90%	$8.975	12/31/11	$685,786	$1,737,916
	150,000	(5)		$8.975	12/31/11	$846,649	$2,145,576

All Shareholders	N/A		N/A	N/A	N/A	$3,660,971,715	$9,277,621,113

(1)	Exercise price is based upon fair market value on the effective date of the award. Excludes the final installment of grants of stock options made on January 1, 2003 under LEEP as follows: Anne M. Mulcahy — 934,600, James A. Firestone — 187,000, Ursula M. Burns — 280,400, Michael C. Mac Donald — 149,600, and Lawrence A. Zimmerman — 187,000.

(2)	Options may be accelerated as a result of a change in control as described under “Option Surrender Rights”.

(3)	Exercisable 1/3 on each of the following dates: January 1, 2003; January 1, 2004; and January 1, 2005.

(4)	Exercisable 100% on October 14, 2007.

(5)	Exercisable 100% on January 1, 2005.

Option Exercises/ Year-End Values

The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 2002, the value realized upon exercise, the number of options/ SARs unexercised at year-end and the value of unexercised in-the-money options/ SARs at year-end.

AGGREGATE OPTION/ SAR EXERCISES IN THE LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/ SAR VALUE

			Number of Shares
	Value of		Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options/SARs at		Money Options/SARs at
	Underlying		FY-End(#)		FY-End($)(A)
	Options/SARs	Value
Name	Exercised(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable(B)

Anne M. Mulcahy	0	$0	746,395	2,631,613	$976,656	$1,953,315

James A. Firestone	0	$0	393,166	294,691	$97,705	$332,667

Ursula M. Burns	0	$0	101,436	394,959	$156,330	$587,166

Michael C. Mac Donald	0	$0	85,570	242,116	$97,705	$332,667

Lawrence A. Zimmerman	0	$0	0	271,500	$0	$0

(A)	Excludes the final installment of grants of stock options made effective on January 1, 2003 under LEEP as follows: Anne M. Mulcahy — 934,600, James A. Firestone — 187,000, Ursula M. Burns — 280,400, Michael C. Mac Donald — 149,600 and Lawrence A. Zimmerman — 187,000.

(B)	The value of unexercised options/ SARs is based upon the difference between the exercise price and the average of the high and low prices on December 31, 2002 of $7.885. Options/SARs may be accelerated as a result of a change in control as described under “Option Surrender Rights.”

Retirement Plans

Retirement benefits are provided to the executive officers of the Company including the Named Officers primarily under unfunded executive supplemental plans and, due to Internal Revenue Code limitations, to a much lesser extent under the Company’s Retirement Income Guarantee Plan. The table below shows, under the plans, the approximate annual retirement benefit that would accrue for the number of years of credited service at the respective average annual compensation levels. The earliest retirement age for benefit commencement generally is age 60. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. The benefit accrues generally at the rate of 1 2/3% per year of credited service, but for certain mid-career hire executives the rate is accelerated to 2 1/2%, including Lawrence A. Zimmerman who also receives 2 years of credited service for each year of employment. An accelerated benefit accrual also applies to Officers who were designated as Grandfathered Officers with twice the 1 2/3% accrual for 15 years and these participants are permitted to retire as early as age 55 (this applies to Anne M. Mulcahy). No additional benefits are payable for participation in excess of 30 years for those accruing benefits at the rate of 1 2/3% per year, 20 years for those accruing benefits at the rate of 2 1/2% per year and 15 years for the Grandfathered Officers.

	Annual age 65 benefits for years of credited service indicated

Average annual compensation for five highest years	15 years	20 years	25 years	30 years

300,000	70,000	93,000	117,000	140,000

400,000	95,000	127,000	158,000	190,000

600,000	145,000	193,000	242,000	290,000

800,000	195,000	260,000	325,000	390,000

1,000,000	245,000	327,000	408,000	490,000

1,200,000	295,000	393,000	492,000	590,000

1,400,000	345,000	460,000	575,000	690,000

1,600,000	395,000	527,000	658,000	790,000

1,800,000	445,000	593,000	742,000	890,000

2,000,000	495,000	660,000	825,000	990,000

2,200,000	545,000	727,000	908,000	1,090,000

2,400,000	595,000	793,000	992,000	1,190,000

2,600,000	645,000	860,000	1,075,000	1,290,000

2,800,000	695,000	927,000	1,158,000	1,390,000

3,000,000	745,000	993,000	1,242,000	1,490,000

The maximum benefit is 50% of the five highest years average annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit other than for the key executives accruing benefits at the accelerated rate.

The following individuals have the years of credited service for purposes of the plans as follows:

Years of
Name	Credited Service(A)

Anne M. Mulcahy	30

James A. Firestone	5

Ursula M. Burns	22

Michael C. Mac Donald	26

Lawrence A. Zimmerman	2

(A)	Thirty years is the maximum permitted credited service under the plans. Credited service shown reflects the accelerated accrual for mid-career hire executives and Grandfathered Officers and the enhanced service credit for Mr. Zimmerman. The years of credited service reflected can be applied to the annual benefit table above to determine the annual benefit.

Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column.

The five highest years average compensation for purposes of the plans as of the end of the last fiscal year for the Named Officers is: Anne M. Mulcahy $1,135,209; James A. Firestone $617,335; Ursula M. Burns $486,078; Michael C. Mac Donald $502,830 and Lawrence A. Zimmerman $476,250.

Certain Transactions

Severance Agreements

In October 2000, the Company entered into an agreement with Anne M. Mulcahy, which provides severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined in the agreement). The circumstances are termination by the Company, other than because of death or disability, commencing prior to a potential change in control (as defined in the agreement), or for cause (as defined in the agreement) or by the officers for good reason (as defined in the agreement). Anne M. Mulcahy would be entitled to receive a lump sum severance payment equal to three times the sum of:

•	the greater of (1) the officer’s annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and

•	the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

The agreement provides for the continuation of certain welfare benefits for a period of 36 months following termination of employment and contains a gross-up payment (as defined in the agreement) if the total payments (as defined in the agreement) are subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

The agreement also provides that in the event of a potential change in control (as defined in the agreement), Anne M. Mulcahy, subject to the terms of the agreement, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control.

The agreement is automatically renewed annually unless the Company gives notice that it does not wish to extend it. In addition, the agreement will continue in effect for two years after a change in control of the Company.

The Company has also entered into agreements with 30 other officers or other key executives, including Ursula M. Burns, James A. Firestone, Michael C. Mac Donald and Lawrence A. Zimmerman, that provide identical benefits described above, except that these officers and key executives would be entitled to receive a lump-sum severance payment equal to two times their annual compensation and they would receive welfare benefits continuance for a period of 24 months.

Employment Arrangement

In connection with his continued employment, the Company entered into an agreement with Carlos Pascual, Executive Vice President. The agreement arises out of changes made to Xerox Spain’s pension plans consistent with proposed Spanish law requirements. It is designed to mitigate the potential impact of U.S. income tax on Mr. Pascual’s retirement benefit, as a result of the change in Spanish law. Subject to certain conditions in the Agreement, the Company has agreed to indemnify Mr. Pascual for U.S. income tax on his Spanish pension. The Agreement also provides that should the Company end Mr. Pascual’s employment earlier than December 31, 2005, he will be provided with salary continuance though December 31, 2005. The amount paid as salary continuance to Mr. Pascual will not exceed the greater of $850,000 or 24 times his monthly salary in effect at the end of his active employment. He will also be provided with relocation assistance in an amount not to exceed $100,000.

In connection with Lawrence A. Zimmerman joining the Company as Senior Vice President and Chief Financial Officer, the Company and Mr. Zimmerman entered into a Letter Agreement dated May 20, 2002. Under the terms of the Letter Agreement, which was presented to and approved by the Compensation Committee, Mr. Zimmerman’s initial annual base salary was fixed at $450,000 and his target bonus of 70% of base salary was established. The 2002 bonus amount was approved based upon

Company performance and Mr. Zimmerman’s performance against specified personal objectives during the year. He was also awarded options with respect to 271,500 shares at an option price of $8.975 per share, the fair market value per share on the effective date of his election. Of these, 150,000 were issued as a signing bonus and fully vest on January 1, 2005, while the balance of 121,500 were issued as part of his initial LEEP award and vest in annual installments of one-third commencing on January 1, 2003. The LEEP award also included an award of 32,500 restricted shares of Common Stock vesting on January 1, 2003. Under the Letter Agreement, Mr. Zimmerman will participate in the Supplemental Executive Retirement Plan with a minimum retirement benefit of 12.5% of his average eligible compensation after 2.5 years of service. The Letter Agreement also provides for a lump sum payment by the Company of $90,000, less applicable withholding taxes, in lieu of expenses related to his relocation from Boulder, Colorado.

Option Surrender Rights

All non-qualified options under the 1991 Plan and the Xerox Corporation 1998 Employee Stock Option Plan (the “1998 Plan”) are accompanied by option surrender rights. If there is a change in control, as defined in the plans, all such rights which are in the money become payable in cash based upon a change in control price as defined in the plans. The 1991 Plan also provides that upon the occurrence of such an event, all restricted stock and incentive stock rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Compensation Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

Grantor Trusts

The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the severance agreements described above, and the unfunded supplemental retirement plans described above. The trusts are presently unfunded, but the Company would be required to fund the trusts upon the occurrence of certain events.

Equity Compensation Plan Information

The Equity Compensation Plan Information table provides information as of December 31, 2002, with respect to shares of Xerox Common Stock that may be issued under our existing equity compensation plans, including the 1991 Plan; the Xerox Corporation 1996 Non-Employee Director Stock Option Plan (the “1996 Plan”); the 1998 Plan; Xerox Mexicana, S.A. de C.V. Executive Rights Plan (the “Mexico Plan”); and the Xerox Canada Inc. Executive Rights Plan (the “Canada Plan”).

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted-Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans,
	Outstanding	Outstanding Options	(Excluding Securities
Plan Category	Options and Rights	and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	76,652,982	$25.59	39,377,049

Equity Compensation Plans Not Approved by Shareholders(2)	2,326,047	$24.25	3,844,417

Total	78,979,029	$25.55	43,221,466

(1)	Consists of the 1991 Plan; 1996 Plan and the 1998 Plan. For each calendar year beginning 1999, shares of Common Stock under the 1991 Plan equal in an amount of 2% of the adjusted average shares of Common Stock outstanding used to calculate diluted earnings per share as reported in the annual report to shareholders for the preceding year shall become available for issuance under the 1991 Plan.

(2)	Consists of the Mexico Plan and the Canada Plan.

Xerox Mexicana, S.A. de C.V. Executive Rights Plan

The Xerox Mexicana, S.A. de C.V. Executive Rights Plan became effective on January 1, 1999. This plan has not been approved by shareholders. This plan provides for the granting of stock rights for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the General Director or Executive Director and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

Xerox Canada Inc. Executive Rights Plan

The Xerox Canada Inc. Executive Rights Plan became effective on July 1, 1995 and was amended as of March 17, 1999 and August 1, 1999. This plan has not been approved by shareholders. This plan provides for the granting of stock rights and other related vehicles for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the President or a Vice-President of Xerox Canada Inc. and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

Legal Services

The law firm of Akin, Gump, Strauss, Hauer & Feld LLP, of which Vernon E. Jordan, Jr. is of counsel, was retained by and rendered services to the Company in 2002 and paid fees to such firm representing less than one percent of the total fees of the firm during 2002.

Litigation

In re Xerox Derivative Actions: A consolidated putative shareholder derivative action is pending in the Supreme Court of the State of New York, County of New York against several current and former members of the Board of Directors including William F. Buehler, B.R. Inman, Antonia Ax:son Johnson, Vernon E. Jordan, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph Larsen, George J. Mitchell, N.J. Nicholas, Jr., John E. Pepper, Patricia Russo, Martha Seger, Thomas C. Theobald, Paul Allaire, G. Richard Thoman, Anne Mulcahy and Barry Romeril, and KPMG. The plaintiffs purportedly brought this action in the name of and for the benefit of the Company, which is named as a nominal defendant, and its public shareholders.

The second consolidated amended complaint alleges that each of the director defendants breached their fiduciary duties to the Company and its shareholders by, among other things, ignoring indications of a lack of oversight at the Company and the existence of flawed business and accounting practices within the Company’s Mexican and other operations; failing to have in place sufficient controls and procedures to monitor the Company’s accounting practices; knowingly and recklessly disseminating and permitting to be disseminated, misleading information to shareholders and the investing public; and permitting the Company to engage in improper accounting practices. The plaintiffs further allege that each of the director defendants breached his/her duties of due care and diligence in the management and administration of the Company’s affairs and grossly mismanaged or aided and abetted the gross mismanagement of the Company and its assets. The second amended complaint also asserts claims of negligence, negligent misrepresentation, breach of contract and breach of fiduciary duty against KPMG. Additionally, plaintiffs claim that KPMG is liable to Xerox for contribution, based on KPMG’s share of the responsibility for any injuries or damages for which Xerox is held liable to plaintiffs in related pending securities class action litigation. On behalf of the Company, the plaintiffs seek a judgment declaring that the director defendants violated and/or aided and abetted the breach of their fiduciary duties to the Company and its shareholders; awarding the Company unspecified compensatory damages against the director defendants, individually and severally, together with pre-judgement and post-judgement interest at the maximum rate allowable by law; awarding the Company punitive damages against the director defendants; awarding the Company compensatory damages against KPMG; and awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees. On December 16, 2002, the Company and the individual defendants answered the complaint. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Pall v. Buehler, et al.: On May 16, 2002, a shareholder commenced a derivative action in the United States District Court for the District of Connecticut against KPMG. The Company was named as a nominal defendant. Plaintiff purported to bring this action derivatively in the right, and for the benefit, of the Company. He contended that he is excused from complying with the prerequisite to make a demand on the Xerox Board of Directors, and that such demand would be futile, because the directors are disabled from making a disinterested, independent decision about whether to prosecute this action. In the original complaint, plaintiff alleged that KPMG, the Company’s former outside auditor, breached its duties of loyalty and due care owed to Xerox by repeatedly acquiescing in, permitting and aiding and abetting the manipulation of Xerox’s accounting and financial records in order to improve the Company’s publicly reported financial results. He further claimed that KPMG committed malpractice and breached its duty to use such skill, prudence and diligence as other members of the accounting profession commonly possess and exercise. Plaintiff claimed that as a result of KPMG’s breaches of duties, the Company has suffered loss and damage. On May 29, 2002, plaintiff amended the complaint to add as defendants the present and certain former directors of the Company. He added claims against each of them for breach of fiduciary duty, and separate additional claims against the directors who are or were members of the Audit Committee of the Board of Directors, based upon the alleged failure, inter alia, to implement, supervise and maintain proper accounting systems, controls and practices. The amended derivative complaint demands a judgment declaring that the defendants have violated and/or aided and abetted the breach of fiduciary and professional duties to the Company and its shareholders; awarding the Company unspecified compensatory damages, together with pre-judgment and post-judgment interest at the maximum rate allowable by law; awarding the Company punitive damages; and awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. On August 16, 2002, the individual defendants and Xerox filed a motion to dismiss the action. On March 27, 2003 the motion was granted dismissing the action in its entirety. Plaintiffs have until April 28, 2003 to appeal. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Lerner v. Allaire, et al.: On June 6, 2002, a shareholder, Stanley Lerner, commenced a derivative action in the United States District Court for the District of Connecticut against Paul A. Allaire, William F. Buehler, Barry D. Romeril, Anne M. Mulcahy and G. Richard Thoman. The plaintiff purports to bring the action derivatively, on behalf of the Company, which is named as a nominal defendant. Previously, on June 19, 2001, Lerner made a demand on the Board of Directors to commence suit against certain officers and directors to recover unspecified damages and compensation paid to these officers and directors. In his demand, Lerner contended, inter alia, that management was aware since 1998 of material accounting irregularities and failed to take action and that the Company has been mismanaged. At its September 26, 2001 meeting, the Board of Directors appointed a special committee to consider, investigate and respond to the demand. In this action, plaintiff alleges that the individual defendants breached their fiduciary duties of care and loyalty by disguising the true operating performance of the Company through improper undisclosed accounting mechanisms between 1997 and 2000. The complaint alleges that the defendants benefited personally, through compensation and the sale of company stock, and either participated in or approved the accounting procedures or failed to supervise adequately the accounting activities of the Company. The plaintiff demands a judgment declaring that defendants intentionally breached their fiduciary duties to the Company and its shareholders; awarding unspecified compensatory damages to the Company against the defendants, individually and severally, together with pre-judgment and post-judgment interest; awarding the Company punitive damages; and awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. On September 18, 2002, the individual defendants and Xerox filed a motion to dismiss the action, or alternatively to stay the action pending the disposition of In re Xerox Derivative Actions. That motion is currently pending. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Indemnification Actions

The Company’s By-Laws provide for indemnification of officers and directors to the full extent permitted by New York law. Consistent with these By-Laws, the Board of Directors has authorized the Company to advance counsel fees and other reasonable fees and expenses incurred by Messrs. Allaire, Fishbach, Marchibroda, Romeril, Tayler and Thoman in connection with the previously disclosed investigation by the Securities and Exchange Commission (“SEC”), which was resolved as to the Company through the Company’s April 2002 settlement with the SEC, and the Company has advanced an aggregate of $4.8 million. Also consistent with the By-Laws, in connection with the civil litigation matters mentioned above as well as In re Xerox Corporation Securities Litigation; Carlson v. Xerox Corporation, et al; Bingham v. Xerox Corporation, et al; and Florida State Board of Administration, et al. v. Xerox Corporation; and In Re Xerox Corp. ERISA Litigation cases described in Note 15-Litigation, Regulatory Matters and Other Contingencies in the 2002 Annual Report to Shareholders accompanying this Proxy Statement and a derivative action which was dismissed during 2002, the Board of Directors has authorized the Company to advance counsel fees and other reasonable fees and expenses, actually and necessarily incurred by the present and former directors and officers who are individual defendants, and the Company has advanced, since the previous report to shareholders as to these fees and expenses, an aggregate of $4.4 million. Each of the individual defendants has, in accordance with the requirements of the Business Corporation Law of the State of New York (“BCL”), executed an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s By-Laws and the BCL.

Five-Year Performance Comparison

The graph below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor’s 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).

TOTAL SHAREHOLDER RETURNS

	Base
	Period
Company Name/Index	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02

XEROX CORP	$100	$162.01	$63.60	$13.42	$30.49	$23.55
S&P 500 INDEX	100	128.58	155.63	141.46	124.65	97.10
PEER GROUP	100	180.26	272.05	188.94	149.24	100.85

The Peer Group consists of the following companies as of December 31, 2002: Apple Computer, Dell Computer, EMC, Gateway, Hewlett-Packard, IMATION, International Business Machines, Lexmark International, Maxtor, NCR, Network Appliance, Palm, Quantum, Silicon Graphics, Storage Technology, Sun Microsystems and Western Digital.

This graph assumes the investment of $100 on December 31, 1997 in Xerox Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

Directors and Officers Liability Insurance and Indemnity

On June 21, 2002, the Company extended its policies for directors and officers liability insurance covering all directors and officers of the Company and its subsidiaries. The policies are issued by Executive Risk Specialty Indemnity, Inc., Gulf Insurance Company, XL Specialty Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Rock River Insurance Company and Allied World Assurance Company. The policies have a one-year term from June 25, 2002 to June 25, 2003 and a total annual premium of $4,902,607.

Section 16(a) Beneficial Ownership Reporting Compliance

There was a failure to file Form 3, Beneficial Ownership Report, on a timely basis with the SEC as required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of Gilbert J. Hatch and James J. Miller due to the timing of an organization announcement that resulted in their assumption of responsibilities which define our reporting officers. Form 3 was filed as quickly as possibly, on February 1, 2002 for Mr. Hatch and on February 8, 2002 for Mr. Miller. There was an omission on Form 3 and Form 4 for Christina E. Clayton which were reported on Form 5 for December 31, 2002.

Proposal 2—Ratification of Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), independent certified public accountants, to act as independent auditors of the Company for 2003. PwC is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PwC as of or for the years ended December 31, 2002 and 2001, were ($ amounts in millions):

	2002	2001

Audit Fees	$19.1	$32.8

Audit Related Fees	2.6	2.5

Tax Fees	2.2	1.9

All Other Fees	10.8	34.4

Total Fees	$34.7	$71.6

The Audit fees for the years ended December 31, 2002 and 2001, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, comfort letters, international filings and other assistance required to be performed by our independent accountants. The year ended December 31, 2001, included fees associated with a reaudit of 2000 and 1999.

The Audit Related fees as of the years ended December 31, 2002 and 2001, respectively, were for assurance and related services associated with special international subsidiary reviews, employee benefit plan audits, due diligence related to a disposition, internal control reviews, other attest services and other consultations.

Tax fees as of the years ended December 31, 2002 and 2001, respectively, were for services related to tax compliance, tax planning and tax advice.

All Other fees as of the years ended December 31, 2002 and 2001, primarily were those for services rendered arising from the engagement of PwC by Akin, Gump, Strauss, Hauer & Feld and Paul, Weiss, Rifkind, Wharton & Garrison and Skaaden, Arps, Slate, Meagher & Flom, respectively, in connection with the independent investigations on behalf of the Audit Committee with respect to accounting matters and the SEC settlement. In addition, during 2001, PwC fees of $19.6 million related to assistance with our financial information systems implementation and design which ceased by December 31, 2001. The above fees for non-audit services include amounts billed during 2001 prior to PwC’s appointment as the Company’s independent auditors on October 4, 2001.

As previously discussed, during the fourth quarter of 2002, the Board adopted a revised Audit Committee charter, attached as Exhibit II, which includes a requirement for the Audit Committee to pre-approve all audit and non-audit services.

The Company is providing the components of the proxy fee disclosure requirements consistent with recently amended SEC requirements in that regard although these requirements do not become effective until periodic annual filings for the first fiscal year ending after December 15, 2003.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 5 and the charter of the Committee is annexed to this Proxy Statement as Exhibit II.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2002 with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

•	Discussed with PwC the matters required to be discussed by relevant AICPA guidance in Statements on Auditing Standards (Communication With Audit Committees); and

•	Received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and discussed with PwC that firm’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing by the Company with the SEC.

John E. Pepper, Chairman
Antonia Ax:son Johnson
Hilmar Kopper
N. J. Nicholas, Jr.

Proposal 3—Shareholder Proposal to Amend the By-Laws to Allow Shareholders to Call Special Meetings for Any Purpose

The New York City Teachers’ Retirement System (“NYCTRS”), c/o The City of New York, office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, which has advised the Company that it is the beneficial owner of 676,000 shares of Common Stock has submitted the following proposal:

BE IT RESOLVED, that the shareholders of Xerox Corporation request the Board of Directors to take the necessary steps to amend the Bylaws to allow the shareholders to call special meetings, such that special meetings of the stockholders, for any purpose, may be called by a majority of the entire Board of Directors, and by shareholders representing at least ten percent of the shares entitled to vote at such meetings.

STATEMENT IN SUPPORT

The rights of the shareholders to call special meetings should not be abridged.

The company’s elimination of this right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder’s proposal to acquire control of the company, or a dissident shareholder’s slate of nominees for election to the Board of Directors, because proposals are required to be presented only at the annual meeting.

BOARD OF DIRECTORS RECOMMENDATION

The Company’s By-Laws require that the Company hold an annual meeting of shareholders each year and allow special meetings to be called by the Chairman of the Board of Directors or the Board of Directors. The Proposal would allow shareholders representing only 10 percent of the voting shares to call special meetings at any time for any reason. The Board believes that an unlimited number of special meetings of shareholders would be of little or no benefit to the majority of shareholders, would be very disruptive to the conduct of Company’s business and would impose significant administrative and financial burdens on the Company. If there is any matter that a shareholder believes should be brought before the shareholders for a vote, he/she can bring it to an annual meeting. The By-Laws prescribe the timing and process for doing this and the timing and process for the 2004 shareholders meeting is described on page 25 of this proxy statement. It would be only in the most unique circumstances that a special meeting of shareholders between annual meetings would be necessary in the best interests of a majority of shareholders. Preparing for such a meeting requires significant attention from officers and employees and involves legal, printing and postage expense. The Board, 75% of whose members are independent, believes that shareholders have selected them to act in the best interests of all constituencies. The current provisions of the By-Laws ensure the orderly conduct of corporate affairs and allow the directors to determine when it is in the best interests of shareholders to hold a special meeting. A minority of shareholders should not be allowed to impose the burden and expense of a special meeting of shareholders for any purpose which might not serve the best interests of a majority of shareholders.

To be adopted, the proposal must be approved by a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

Other Actions at Meeting

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Information About this Solicitation of Proxies

In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies without extra remuneration. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. We have engaged D.F. King & Co., Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay D.F. King & Co., Inc. a fee of $10,000 plus reimbursement of out-of-pocket expenses for this service. We will bear the cost of all proxy solicitation.

Confidential Voting

As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of our employees and our transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of Common Stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Annual Report and Proxy Statement. If you did not return the “opt-out” card attached to such notice you were deemed to have consented to such process. The broker or other holder of record will send at least one copy of the Annual Report and Proxy Statement to your address. You may revoke your consent at any time by calling (800) 542-1061. The revocation will be effective 48 hours after receiving your telephone notification. In any event, the Company will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Xerox Corporation, Shareholder Services, P.O. Box 1600, Stamford, CT 06904 or call Shareholder Services at (203) 968-3034. If you are receiving multiple copies of annual reports and proxy statements at your address and would like to receive only one copy in your household, please contact us at the foregoing address and telephone number.

Availability of Additional Information

Copies of the 2002 annual report of the Company have been distributed to shareholders (unless you have consented to electronic delivery). Additional copies and additional information, including the annual report (Form 10-K) filed with the SEC and the consolidated statistical data contained in the EEO-1 annual report to the U.S. Equal Employment Opportunity Commission are available without charge from Investor Relations, Xerox Corporation, P.O. Box 1600, Stamford, Connecticut 06904. The annual report, proxy statement and Form 10-K are also available on the Company’s website at www.xerox.com/investor.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS

Shareholder Proposals for 2004 Meeting

We expect to hold our 2004 Annual Meeting during the second half of May and to issue our proxy statement for that meeting during the first half of April.

Under the SEC proxy rules if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders, the proposal must be received by us at P.O. Box 1600, Stamford, Connecticut 06904, Attention: Secretary-no later than December 20, 2003.

Under our By-Laws any shareholder wishing to make a nomination for director, or wishing to introduce any business, at the 2004 Annual Meeting of Shareholders must give the Company advance notice as described in the By-Laws. To be timely, we must receive your notice for the 2004 Annual Meeting at our offices mentioned above no earlier than November 20, 2003 or later than December 20, 2003. Nominations for director must be accompanied by written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Recommendations to Governance Committee of Director Candidates

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 1600, Stamford, Connecticut 06904. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the committee to consider. The submission must be accompanied by a written consent by the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received by December 31, 2003 will be considered for nomination at the 2004 Annual Meeting of Shareholders. Recommendations received after December 31, 2003 will be considered for nomination at the 2005 Annual Meeting of Shareholders.

By order of the Board of Directors,

Leslie F. Varon

Secretary
April 18, 2003

Exhibit I

Xerox Corporate Governance Guidelines

The following Corporate Governance Guidelines have been adopted by the Board of Directors of Xerox Corporation to assist the Board in the exercise of its responsibilities. These Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. These Corporate Governance Guidelines shall be reviewed by the Board, through the Corporate Governance Committee, on an annual basis and are subject to modification from time to time by the Board. Waivers of these Corporate Governance Guidelines may be made by the Board or the Corporate Governance Committee only.

THE BOARD

The Board’s Goals

The Xerox Board of Directors represents the owners’ interest in the operation of a successful business, including optimizing long-term financial returns. The Board is responsible for determining that the Company is managed in such a way to ensure this result, which will also assure the company’s vitality for its customers, employees and the other individuals and organizations that depend on it. This is an active, not a passive, responsibility. The Board has the responsibility to ensure that in good times, as well as difficult ones, management is capably executing its responsibilities.

The Board’s responsibility is to regularly monitor the effectiveness of management policies and decisions including the creation and execution of its strategies. The Board is also responsible for monitoring the establishment and enforcement of procedures designed to ensure that the Company’s management and employees operate in a legal and ethically responsible manner. When it is appropriate or necessary, it is the Board’s responsibility to remove the Chief Executive Officer and to select his or her successor.

To achieve the above goals, the Board will monitor the performance of the Company (in relation to its goals, strategy and competitors) and the performance of the Chief Executive Officer and offer advice and feedback.

Role of Directors

The business of the Company is managed under the direction of the Board. Normally it is management’s job to formalize, propose and implement strategic choices, and the Board’s role to approve strategic direction and evaluate strategic results. However, as a practical matter, the Board and management will be better able to carry out their respective responsibilities if there is an ongoing dialogue among the Chief Executive Officer, other members of top management and Board members. To facilitate such discussions, the Board conducts an annual review of the Company’s long-term strategic plans and principal issues. Periodically during the year, the Board receives strategy updates from members of senior management of the Company.

Directors are expected to spend the time and effort necessary to properly discharge their responsibilities. Accordingly, a Director is expected to regularly attend meetings of the Board and committees on which he or she sits, and to review prior to meetings material distributed in advance for such meetings. A Director who is unable to attend a Board or Committee meeting (which, it is understood will occur on occasion) is expected to notify the Secretary of the Company who will advise the Chairman of the Board and/or the Chairman of the relevant Committee.

Selection of the Chairman of the Board

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time.

Size of the Board

In recent years the Board has had 8-12 Directors and it is the sense of the Board that this size is about right. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability.

Independence of the Board

The Board is comprised of a substantial majority of Directors who qualify as independent Directors under the listing standards of the New York Stock Exchange (NYSE). The Corporate Governance Committee as well as the Board annually review the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) to insure compliance with NYSE listing standards and requirements otherwise imposed by law or regulation. Following this review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent Directors under such standards, law or regulation. The Board may adopt and disclose categorical standards to assist it in determining Director independence.

Board Membership Criteria

The ultimate responsibility for the selection of new Directors resides with the Board. The identification, screening and recommendation process has been delegated to the Corporate Governance Committee, which reviews candidates for election as Directors and annually recommends a slate of Directors for approval by the Board and election by the shareholders.

The Board requires that a substantial majority of the Board should consist of independent Directors. Any management representation should be limited to top Xerox management. Nominees for Director are selected on the basis of, among other things, broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. Members should represent a predominance of business backgrounds and bring a variety of experiences and perspectives to the Board.

Other Company Directorships

The Company does not have a policy limiting the number of other company boards of directors upon which a Director may sit. However, the Corporate Governance Committee shall consider the number of other company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member. It is the sense of the Board that prospective Directors should simultaneously serve on no more than 2-4 other company Boards, depending on their personal circumstances.

Directors are expected to advise the Chairman of the Board and the Chairman of the Corporate Governance Committee in advance of accepting any other company directorship or any assignment to the audit committee or compensation committee of the Board of Directors of any other company.

Directors Who Change Their Present Job Responsibility

Any Director whose affiliation or position of principal employment changes substantially after election to the Board will be expected to submit a resignation as a Director for consideration by the Corporate Governance Committee and the Board. The Corporate Governance Committee will review with the Board the effects of this change upon the interests of the Company and recommend to the Board whether to accept the resignation. Directors who are also Xerox employees are expected to offer their resignation from the Board at the same time they leave active employment with the Company, which shall be subject to acceptance by the Board.

Retirement Age

It is the general policy of the Board that Directors will not stand for re-election after reaching age 70. However, the Board may determine to waive this policy in individual cases.

Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

As an alternative to term limits, the Corporate Governance Committee, in conjunction with the Chairman of the Board, will formally review each Director’s continuation on the Board every five years. This will also allow each Director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

Board Compensation

A Director who is also an officer of the Company shall not receive additional compensation for such service as a Director.

The Company believes that compensation for non-employee Directors should be competitive and should encourage increased ownership of the Company’s stock through the payment of a portion of Director compensation in Company stock, options to purchase Company stock or similar compensation. The Corporate Governance Committee will periodically review the level and form of the Company’s Director compensation, including how such compensation compares to Director compensation of companies of comparable size, industry and complexity. Changes to Director compensation will be proposed to the full Board for consideration.

No member of the Audit Committee may receive, directly or indirectly, any compensation from the Company other than (a) fees paid to directors for service on the Board, (b) additional fees paid to directors for service on a committee of the Board (including the Audit Committee) and/or for serving as the chairperson of such a committee and (c) a pension or other deferred compensation for prior service that is not contingent on future services on the Board.

Board Access to Management, other Employees and Advisors

Board members have complete access to the Company’s senior management and other employees. Board members have the authority to obtain advice and assistance from outside legal, accounting or other advisors of their own choosing, at the expense of the Company.

Board Interaction with Institutional Investors, Analysts, Press and Customers

The Board believes that management generally should speak for the Company. It is strongly recommended that each Director shall refer all inquiries from institutional investors, analysts, the press or customers to the Chief Executive Officer or the Corporate Secretary.

Any interested parties desiring to communicate with the non-management Directors regarding the Company may directly contact the Chairman of the Corporate Governance Committee, Mr. Vernon E. Jordan, Jr., Senior Managing Director, Lazard Freres & Co., LLC, 30 Rockefeller Center, New York, New York 10020.

Board Orientation and Continuing Education

The Company has an orientation process for new Directors to familiarize them with the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and business ethics and corporate governance guidelines. This process includes review of background materials, meetings with senior management and visits to Company facilities. Each Director is expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a Director.

Self-Evaluation by the Board

The Corporate Governance Committee will sponsor an annual self-assessment of the Board’s performance as well as the performance of each committee of the Board, the results of which will be discussed with the full Board and each committee. The assessment will include a review of any areas in which the Board or management believes the Board can make a better contribution to the Company. The Corporate Governance Committee will also utilize the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

BOARD MEETINGS

Frequency of Meetings

There are 6 regularly scheduled meetings of the Board each year with at least one regularly scheduled meeting of the Board held each quarter.

Selection of Agenda Items for Board Meetings

The Chairman of the Board annually prepares a “Board of Directors Master Agenda.” This Master Agenda sets forth a general agenda of items to be considered by the Board at each of its regular meetings during the year. Thereafter, the Chairman of the Board may adjust the agenda to include special items not contemplated during the initial preparation of the annual Master Agenda. Board members are invited to suggest inclusion of items on the agenda and are free to raise, at any Board meeting, subjects that are not specifically on the agenda.

Executive Sessions of Outside Directors

Each regularly scheduled Board meeting includes an executive session of all Directors and the CEO and, a separate executive session of just the non-management Directors. The Chairmen of the Governance Committee and the Compensation Committee will rotate responsibility to preside over non-management executive sessions and will be responsible for providing appropriate feedback to the CEO.

Attendance of Senior Management Personnel at Board Meetings

The Board expects the regular attendance at each of its meetings of non-Board members who are in the most senior management positions of the Company. In addition, the General Counsel and Corporate Secretary regularly attend Board meetings. Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

Board Materials Distributed in Advance

Information and materials that are important to the Board’s understanding of the agenda items and other topics to be considered at a Board meeting are distributed sufficiently in advance of the meeting to permit prior review by the Directors. The Directors are expected to review such material prior to the meeting. In the event of a pressing need for the Board to meet on short notice or on occasions where the subject matter is too sensitive to be put on paper, certain proposals will be discussed at the meeting.

COMMITTEE MATTERS

Number and Names of Board Committees

The Company has 5 standing committees: Audit, Compensation, Corporate Governance, Executive and Finance. The purpose and responsibilities for each of these committees is outlined in committee charters adopted by the Board. The Board may, from time to time, form a new committee or disband a current committee depending on circumstances. In addition, the Board may determine to form ad hoc committees from time to time, and determine the composition and areas of competence of such committees.

Independence of Board Committees

Each of the Audit, Compensation, Corporate Governance and Finance Committees are composed entirely of independent Directors satisfying applicable legal, regulatory and stock exchange requirements necessary for an assignment to any such committee. The Chairman of the Board chairs the Executive Committee.

Assignment and Rotation of Committee Members

The Corporate Governance Committee is responsible, after consultation with the Chairman of the Board, for making recommendations to the Board with respect to the assignment of Board members to various committees. After reviewing the Corporate Governance Committee’s recommendations, the Board is responsible for appointing the Chairman and members to the committees on an annual basis.

The Corporate Governance Committee annually reviews the Committee assignments and considers the rotation of the Chairman and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various Directors.

Committee Meetings

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. The schedule for each committee will be furnished to all Directors.

LEADERSHIP DEVELOPMENT

Selection of the Chief Executive Officer

The Board is responsible for identifying potential candidates for, and selecting, the Company’s Chief Executive Officer. In identifying potential candidates for and selecting the Company’s Chief Executive Officer, the Board considers, among other things, a candidate’s experience, understanding of the Company’s business environment, leadership qualities, knowledge, skills, expertise, integrity, and reputation in the business community.

Evaluation of Chief Executive Officer

The Compensation Committee is responsible for overseeing the evaluation process for the Chief Executive Officer.

The process is intended to formally assess the Chief Executive Officer’s past performance as well as to help the Board determine future developmental needs for the Chief Executive Officer. Consequently, there are two types of measures: 1) Financial Performance Measures (such as cash, profit and revenue) which track accountability for past performance, and 2) Leadership Effectiveness Measures (such as employee morale, strategic leadership, and enterprise guardianship) which single out the key objectives that will assure the future success of the company.

The following steps are utilized to carry out this review:

•	The Compensation Committee reviews performance measures and targets and submits these for Board approval on or before the start of the first meeting of the fiscal year.

•	The Chief Executive Officer provides a self-evaluation to the Board within one-month of the end of the fiscal year.

•	Each non-management Director will provide his or her assessment of the Chief Executive Officer’s performance in writing to the Compensation Committee. These assessments should include the Director’s appraisal of the Financial Performance Measures and the Leadership Performance Measures approved by the Board as well as any other aspect of the Chief Executive Officer’s performance that the non-management Director deems relevant. In addition, non-management Directors should identify any future developmental needs they deem necessary for the Chief Executive Officer.

•	The Compensation Committee synthesizes this information and reports a summary of this information to the non-management Directors along with its recommendation for the compensation of the Chief Executive Officer based on the evaluation. The Board will do this in executive session.

•	After agreement by the non-management Directors to the evaluation, the chairs of the Compensation Committee and the Corporate Governance Committee will meet with the Chief Executive Officer to discuss the Board’s assessment of performance and developmental needs for the Chief Executive Officer. The Chief Executive Officer may then take the opportunity to discuss his or her reaction to the evaluation.

Succession Planning

The Board shall plan for the succession to the position of the Chief Executive Officer. To assist the Board, the Chief Executive Officer shall conduct an annual succession planning session with the Board at which an assessment of senior managers will be conducted including their potential to succeed the Chief Executive Officer and other senior management positions.

Management Development

The Board shall determine that a satisfactory system is in effect for education, development, and orderly succession of senior and mid-level managers throughout the Company.

POLICIES AND GUIDELINES

Copies of the current version of these Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors, the Company’s Ethics Policy and Finance Code of Conduct for employees and officers and the charter of each key committee of the Board shall be posted on the Company’s website.

Exhibit II

Audit Committee Charter

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Xerox Corporation (the “Company”) shall be to assist in Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of the Company’s independent auditors’ (the “Auditors”) and internal audit function (5) the Company’s code of business conduct and ethics; and to prepare the audit committee report that the rules of the Securities and Exchange Commission (the “SEC”) require to be included in the Company’s annual proxy statement.

Duties and Responsibilities of the Committee

The Committee’s function is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and, along with the internal auditors, for developing and maintaining systems of internal accounting and financial controls, while the Auditors will assist the Committee and the Board in fulfilling their responsibilities for their review of these financial statements and internal controls. The Committee expects the Auditors to call to their attention any accounting, auditing, internal accounting control, regulatory or other related matters that they believe warrant consideration or action. The Committee recognizes that the financial management and the internal and outside auditors have more knowledge and information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the Auditors’ work.

The Committee shall undertake the following activities in carrying out its oversight responsibilities:

Internal and External Audit Responsibilities

1.	The Committee shall have the sole authority and direct responsibility for selecting, overseeing, evaluating, compensating and, where appropriate, replacing the Auditors (subject, if appropriate, to ratification by a vote of the shareholders of the Company). The Auditors shall report directly to the Committee.

2.	Review and pre-approve all the audit services to be performed, including the Auditors’ engagement letter for the annual audit of the Company in accordance with U.S. generally accepted auditing standards and the proposed fees in connection with such audit. Any additional services that management chooses to hire the independent auditors to perform must be approved individually by the Committee, prior to the independent auditors engagement. The authority for such pre-approval may be delegated to one or more members of the Committee; the decisions of any member to whom pre-approval authority is delegated shall be presented to the full Committee at the next Committee meeting. Additionally, the Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services. Such policies and procedures would allow management to engage the Company’s independent accountant’s for non-audit services, provided the pre-approval policies and procedure are detailed as to the particular service and the Committee is informed of each service and such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934 to management.

3.	Examine and make recommendations, if any, with respect to the audit scope, plans for (including staffing and budgeting), and the results of, the annual audit conducted by the Auditors and the internal auditors.

4.	Receive and review periodic written reports from the Auditors regarding the Auditors independence and discuss such reports with the Auditor. Annually, obtain and review a report by the Auditors describing their internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to any independent audit carried out by the firm. Such report shall also detail steps taken to resolve any issues raised in the above reviews, inquiries or investigations and all relationships between the independent auditor and the Company, including the matters covered by Independence Standards Board Standard Number 1. The Committee shall review and discuss with the Auditors any relationships or services that may impact the objectivity and independence of the Auditors and take appropriate action in response to the Auditors’ report to satisfy itself of the Auditors’ independence. This review shall include an evaluation of the lead partner of the Auditors. The Committee shall insure that the lead audit partner is rotated at least every five years to the extent required by the Securities Exchange Act of 1934, as amended by the Sarbanes Oxley Act of 2002 (the “Act”), and shall consider whether there should be regular rotation of the Auditors. The Committee shall present its findings from this report to the Board.

5.	The Committee shall establish clear policies with respect to the hiring of employees or former employees of the Auditors.

6.	The Committee shall ensure that none of the individuals serving in the positions of chief executive officer, chief financial officer, corporate controller, chief accounting officer, or any person serving in an equivalent position participated in any capacity in the audit of the Company as an employee of the Auditors during the 1-year period preceding the date of initiation of any audit being performed by the Auditors.

7.	Review with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications with audit committees (“SAS 61”), all alternative accounting treatments of financial information discussed with management (including the ramifications of using such alternative disclosures and treatments and the Auditors’ preferences) and all material written communications with management.

8.	Review the activities, organization, resources and qualifications of the Director of Worldwide Audit and of the internal audit organization.

9.	At least annually, review the progress made with respect to executing the approved internal audit plan as well as any modifications made to the plan during the year.

10.	Review with the Auditors and the internal auditors any audit problems or difficulties and disagreements with management encountered in the course of the audit, management’s response thereto and the related effects on audit scope and procedures. The Committee is responsible for resolving any disagreements between management and the Auditors or internal auditors regarding financial reporting.

11.	Examine and review with the Auditors, the internal auditors and the Company’s chief financial and accounting officers the comments and recommendations contained in the Auditors’, and the internal auditors’, summary audit management reports, as presented to the Committee, and management’s response to those reports, and advise the Board with respect thereto.

System of Internal Controls

12.	At least quarterly, the Committee shall meet with management, the internal auditors and the Auditors in separate executive sessions.

13.	Review with the management, the Auditors and the internal auditors the quality and adequacy of internal controls that could significantly affect the Company’s financial statements.

14.	Discuss with management and the Auditors the Company’s major financial risk exposures, the Company’s policies with respect to risk assessment and risk management and the steps management has taken to monitor and control these exposures.

15.	Review and make recommendations to the Board concerning the Company’s policies with regard to affiliate/related party transactions.

Financial Reporting Process and Financial Statements

16.	Discuss with management and the Auditors the quality and adequacy of the Company’s disclosure controls and procedures, and review disclosures made by the Company’s principal executive officer and principal financial officer in the Company’s periodic reports filed with the SEC regarding compliance with their certification obligations.

17.	Prior to each quarterly earnings release, the Committee shall discuss with management and the Auditors the earnings press release, as well as financial information and earnings guidance to be provided to investors, analysts or rating agencies. Discuss with management the Company’s policies with respect to the types of information and type of presentation to be used in earnings releases and in providing financial information and earnings guidance to the public.

18.	Review and discuss with management and the Auditors the Company’s quarterly financial reports and Management Discussion and Analysis prior to filing on Forms 10-Q.

19.	Review and discuss with management and the Auditors the annual audited financial statements, including the, management discussion and analysis portion thereof, changes in accounting policies and practices, financial reporting practices and significant reporting issues, critical accounting policies and significant estimates and judgments made in connection with the preparation of such audited financial statements.

20.	Review with management and the Auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

21.	Review with, and make a recommendation to, the Board with respect to the inclusion of the audited financial statements, including the management discussion and analysis portion thereof, in the Company’s Annual Report to Shareholders and in the Company’s Form 10-K to be filed with the SEC.

22.	Prepare the report from the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compliance with Laws and Regulations

23.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

Compliance with the Company’s Codes of Conduct

24.	Ensure that the Company’s Ethics Policy and Finance Code of Conduct (the “ethics codes”) are in writing and have annually been distributed to applicable Company employees, Directors and other individuals covered by its contents.

25.	Review at least annually with the Company’s Ethics Compliance Officer the process for monitoring compliance with the ethics codes and obtain regular updates from management regarding compliance. Establish procedures for reviewing, granting and, to the extent required by law, regulation or NYSE listing standards, promptly disclosing any waivers of the ethics codes for directors and executive officers.

26.	Establish and maintain a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Additionally, establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reporting and other Responsibilities

27.	Annually review and reassess the adequacy of the Committee’s purpose and responsibilities as herein set forth and recommend any proposed changes to the Board for approval.

28.	The Committee has the authority, without having to seek Board approval, and appropriate funding to obtain advice and assistance, as appropriate, from outside legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee may also conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities.

29.	The Committee shall review at least quarterly with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Auditors, or the performance of the internal audit function.

30.	The Committee shall perform, at least annually, an evaluation of its own performance, and submit that evaluation, including any recommended changes to the Committee’s membership, charter or procedures, to the Board for review and discussion.

31.	The Chairman of the Committee shall report to the Board at each meeting of the Board the deliberations, actions and recommendations of the Committee since the last Board meeting and such other matters as the Board shall from time to time specify.

Composition and Qualifications

The Committee shall be comprised of three or more directors, the exact number to be determined from time to time by resolution of the Board. Each member of the Committee shall (1) be “independent” as required by NYSE listing standards and any other legal requirements as shall from time to time be in effect and (2) have such financial/accounting literacy or expertise as required by NYSE listing standards and/or rules adopted by the SEC pursuant to the Act. The Board of Directors shall, in the exercise of business judgment, determine the “independence” and “financial literacy”, “financial expertise”, or “accounting and related financial management expertise” of directors for this purpose.

No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Committee. Any such determination shall be disclosed in the Company’s annual proxy statement.

No “affiliated person” of the Company (including its subsidiaries) shall serve on the Committee in accordance with such definitions and rules as shall be adopted by SEC pursuant to the Act.

No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (a) fees paid to directors for service on the Board, (b) additional fees paid to directors for service on a committee of the Board (including the Committee) and/or for serving as the chairperson of such a committee and (c) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

The Chairman of the Committee shall be designated by a majority vote of the entire Board.

Members of the Committee shall be designated annually by a majority vote of the entire Board (after considering any recommendations of the Corporate Governance Committee) at the organizational meeting of the Board held in connection with the annual meeting of shareholders.

Vacancies on the Committee shall be filled by a majority vote of the entire Board. By a majority vote of the entire Board, a member of the Committee may be removed.

Structure and Operation

1.	Two members of the Committee shall constitute a quorum. When more than two members are present, the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

2.	The Secretary of the Company, or in the absence of the Secretary such person as may be designated by the Chairman of the Committee, shall act as secretary and keep the minutes of all meetings of the Committee.

3.	The Committee shall meet in person or telephonically at least seven times a year at such times and places determined by the Chairman of the Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chairman.

4.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

5.	The Committee may form and delegate authority to subcommittees when appropriate.

6.	Except as expressly provided in this Charter, the By-laws of the Company, or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall establish its own rules of procedure.

Exhibit III

Compensation Committee Charter

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Xerox Corporation (the “Company”) is to discharge the responsibilities of the Board relating to compensation of the Company’s officers, to oversee the evaluation of the Chief Executive Officer and other members of management, to oversee the administration of the Company’s executive compensation plans and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”); to consult with the Chief Executive Officer and advise the Board with respect to senior management succession planning; and shall have such other powers and perform such other duties as the Board may from time to time delegate to it in accordance with Article III, Section 4 of the By-Laws of the Company.

Duties and Responsibilities

1.	Review and make recommendations to the Board with respect to executive compensation and executive retirement plans. Executive compensation plans include cash and/or equity payments earned in the short term and/or long term.

2.	Annually, review and approve performance goals and objectives with respect to the compensation of the Chief Executive Officer and all other officers consistent with approved compensation plans.

3.	Annually, oversee the performance evaluation of the Chief Executive Officer and all other officers against approved goals and objectives.

4.	Based on the evaluation, set the compensation of the Chief Executive Officer and all other officers (including annual base salary level, annual incentive level, long-term incentive level and any special or supplemental benefits).

5.	Review and approve employment, severance, change-in-control, termination and retirement arrangements for all officers.

6.	Consult with the Chief Executive Officer and advise the Board with respect to senior management succession planning.

7.	Sole authority to retain and terminate the consulting firms engaged to assist the Committee in the evaluation of the compensation of the Chief Executive Officer and senior management. The Committee may also conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary.

8.	Administer and interpret executive compensation plans to the extent required by the terms of such plans.

9.	In consultation with senior management of the Company, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

10.	Prepare the executive compensation report from the compensation committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

11.	The Committee shall annually conduct an evaluation of its own performance and, in light of this, consider changes in its membership, charter or procedures. The Committee shall report to the Board the results of its evaluation, including recommended charter, membership and other changes.

Composition and Qualifications

The Committee shall be comprised of three or more directors, the exact number to be determined from time to time by resolution of the Board. Each member of the Committee shall be “independent” as required by NYSE listing standards and any other legal requirements as shall from time to time be in effect. The Board of Directors shall, in the exercise of business judgment, determine the “independence” of directors for this purpose.

Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Chairman of the Committee shall be designated by a majority vote of the entire Board.

Members of the Committee shall be designated annually by a majority of vote of the entire Board (after considering any recommendations of the Corporate Governance Committee) at the organizational meeting of the Board of Directors held in connection with the annual meeting of shareholders.

Vacancies on the Committee shall be filled by a majority vote of the entire Board. By a majority vote of the entire Board, a member of the Committee may be removed.

In selecting the members of the Committee from time to time, the Board shall consider the following qualifications for membership: prior service on the Committee or a compensation committee of another public company or service with a public company which involved executive compensation matters.

The Chairman of the Committee is responsible for the orientation of new members regarding compensation matters.

The Committee shall be fully independent, accountable, and vigorous in taking primary responsibility for all aspects of executive compensation including employment, retention, and severance agreements.

Structure and Operation

1.	Two members of the Committee shall constitute a quorum. When more than two members are present, the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

2.	The Committee may form and delegate authority to subcommittees when appropriate.

3.	Such person as may be designated by the Chairman of the Committee shall act as secretary and keep the minutes of all meetings of the Committee.
4.	The Committee shall meet in person or telephonically, at least three times a year at such times and places determined by the Chairman of the Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chairman.

5.	The Committee shall meet in executive session without the presence of any members of management as often as it deems appropriate.

6.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

7.	The Chairman of the Committee shall report to the Board at each meeting of the Board the deliberations, actions and recommendations of the Committee since the last Board meeting

8.	Except as expressly provided in this Charter, the By-laws of the Company or the Company’s Corporate Governance Guidelines, or as required by law, regulations or NYSE listing standards, the Committee shall establish its own rules of procedure.

Exhibit IV

Corporate Governance Committee Charter

Purpose

The purpose of the Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Xerox Corporation (the “Company”) is to identify individuals qualified to become Board members; to recommend to the Board individuals to serve as directors of the Company and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; to develop, recommend to the Board and annually review a set of corporate governance principles applicable to the Company; to evaluate and make recommendations to the Board with respect to the compensation of Directors; to oversee the evaluation of the Board; and to have such other powers and perform such other duties as the Board may from time to time delegate to it in accordance with Article III, Section 4 of the By-Laws of the Company.

Duties and Responsibilities

A. Board Candidates and Nominees

The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

(a)	To develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of potential director nominees. Such criteria shall include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE listing standards. The Committee shall also consider the number of other public company boards on which director candidates and nominees sit in determining eligibility for election.

(b)	To actively identify and attract candidates for director and to review potential nominees proposed by management, shareholders or others.

(c)	To recommend to the Board the director nominees for election by the shareholders or for appointment by the Board, as the case may be, pursuant to the By-Laws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors.

(d)	To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

(e)	To review and make recommendations to the Board with regard to length of Board service, director compensation and a retirement policy for members of the Board.

(f)	To review and oversee any orientation programs for newly elected members of the Board and continuing director education programs and to assist the Board in the implementation of such programs.

B.	Board Composition and Procedures

The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

(a)	To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by NYSE listing standards.

(b)	To review periodically the size of the Board and to recommend to the Board any appropriate changes.

(c)	To make recommendations on the frequency, content and structure of Board meetings.

(d)	To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

C.	Board Committees

The following shall be the duties and responsibilities of the Committee with respect to the committee structure of the Board:

(a)	To make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

(b)	To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

(c)	To review annually committee assignments and the policy with respect to the rotation of members of the committees and/or chairpersons, and to report any recommendations to the Board.

(d)	To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D.	Corporate Governance

The following shall be the duties and responsibilities of the Committee with respect to corporate governance:

(a)	To develop and review periodically, and at least annually, the Corporate Governance Guidelines adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of the NYSE, and to recommend any desirable changes to the Board.

(b)	To consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

(c)	To review significant shareholder relations issues, corporate political contributions and the Company’s charitable contributions.

E. Evaluation of the Board

The Committee shall be responsible for overseeing the evaluation of the Board as a whole and its committees. The Committee shall establish procedures to allow it to exercise this oversight function.

F.	Investigations and Studies; Outside Advisers

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any firm to be used to identify director candidates and evaluate director compensation, including sole authority to approve a search firm’s fees and other retention terms, such fees to be borne by the Company.

G.	Performance Evaluation

The Committee shall annually conduct an evaluation of its own performance and, in light of this, consider changes in its membership, charter or procedures. The Committee shall report to the Board the results of its evaluation, including recommended charter, membership and other changes.

Composition and Qualifications

The Committee shall be comprised of three or more directors, the exact number to be determined from time to time by resolution of the Board.

Each member of the Committee shall be “independent” as required by NYSE listing standards and any other legal requirements as shall from time to time be in effect. The Board of Directors shall, in the exercise of business judgment, determine the “independence” of directors for this purpose.

The Chairman of the Committee shall be designated by a majority vote of the entire Board.

Members of the Committee shall be designated annually by a majority vote of the entire Board (after considering any recommendations of the Committee) at the organizational meeting of the Board of Directors held in connection with the annual meeting of shareholders.

Vacancies on the Committee shall be filled by majority vote of the entire Board. By a majority vote of the entire Board, a member of the Committee may be removed.

Structure and Operation

1.	Two members of the Committee shall constitute a quorum. When more than two members are present, the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

2.	The Committee may form and delegate authority to subcommittees when appropriate.

3.	The Secretary of the Company, or in the absence of the Secretary such person as may be designated by the Chairman of the Committee, shall act as secretary and keep the minutes of all meetings of the Committee.

4.	The Committee shall meet in person or telephonically at least three times a year at such times and places determined by the Chairman of the Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chairman.

5.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

6.	The Chairman of the Committee shall report to the Board at each meeting of the Board the deliberations, actions and recommendations of the Committee since the last Board meeting.

7.	Except as expressly provided in this Charter, the By-laws of the Company or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall establish its own rules of procedure.

XEROX CORPORATION
ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY
INSTEAD OF BY MAIL

Xerox Corporation shareholders may elect to receive the Company’s future annual reports and proxy statements and to vote their shares through the Internet instead of receiving copies through the mail. Xerox is offering this service to provide added convenience to its shareholders and to reduce annual report printing and mailing costs.

To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

To elect this option, go to website http://www.econsent.com/xrx. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive the Company’s future proxy materials electronically, your consent will remain in effect unless it is withdrawn by revoking your consent at www.econsent.com/xrx. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent, at: 1-800-828-6396; P.O. Box 43010, Providence, RI 02940-3010; http://www.equiserve.com.

YOU MAY ACCESS THE XEROX CORPORATION ANNUAL REPORT AND PROXY STATEMENT AT:

http://www.xerox.com/investor

[2980 — XEROX CORPORATION (revised)] [FILE NAME: ZXRX92.ELX]
[VERSION — (1)] [04/04/03] [orig. 04/04/03]

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL BACK
YOUR PROXY CARD. DETACH HERE IF MAILING.

ZXRX92

VOTING INSTRUCTION AND PROXY CARD

XEROX CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
10:00 A.M. THURSDAY, MAY 15, 2003
BOSTON MARRIOTT COPLEY PLACE
110 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM
SHAREHOLDERS OF COMMON STOCK

     The undersigned appoints ANTONIA AX:SON JOHNSON, ANNE M. MULCAHY, and JOHN E. PEPPER and each of them (or, if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof, (a) in accordance with the following ballot, and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

NOTICE TO PARTICIPANTS IN THE EMPLOYEE STOCK OWNERSHIP PLAN

     This card also constitutes voting instructions for participants in the Xerox Corporation Employee Stock Ownership Plan. A Participant who signs below hereby instructs State Street Bank & Trust Company, Trustee, to vote the shares of stock allocated to his or her Stock Account and a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received in accordance with the following direction.

SEE REVERSE SIDE	IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

XEROX CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Xerox’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/xrx at any time and follow the instructions. If you vote by Internet, you can also sign up for electronic delivery service at the same time.
Act Now!

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/xrx	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secure website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

[2980 — XEROX CORPORATION (revised)] [FILE NAME: ZXRX91.ELX] [VERSION — (2)] [04/04/03] [orig. 04/04/03]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

Unless marked otherwise, this voting instruction and proxy card will be voted FOR the election of Directors, FOR the election of independent auditors and AGAINST the shareholder proposal to amend the By-Laws to allow shareholders to call special meetings for any purpose.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors nominated by the Board.	2.	Ratification of Auditors.
	Nominees:		FOR	AGAINST	ABSTAIN
	(01) Antonia Ax:son Johnson, (02) Vernon E. Jordan, Jr., (03) Yotaro Kobayashi, (04) Hilmar Kopper, (05) Ralph S. Larsen, (06) Anne M. Mulcahy, (07) N.J. Nicholas, Jr., (08) John E. Pepper, (09) Ann N. Reese		☐	☐	☐

FOR all nominees	☐	WITHHOLD AUTHORITY from all nominees	☐

☐

For all nominees, except vote withheld as noted above.

The Board of Directors recommends a vote AGAINST proposal 3.

3.	Shareholder Proposal to Amend the By-Laws to Allow Shareholders to Call Special Meetings for Any Purpose.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING A TICKET WILL BE SENT TO YOU	☐

Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature:	Date:	Signature:	Date: